Exhibit 99.1

BRIGGS & STRATTON CORPORATION ANNOUNCES RETIREMENT OF CEO

Investor Relations Contact:

James E. Brenn, Senior VP and Chief Financial Officer

(414) 259-5333

MILWAUKEE, WI JULY 30, 2009/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation today announced that John S. Shiely plans to retire as Chief Executive Officer effective December 31, 2009. It is expected that the Board of Directors will appoint Todd J. Teske, currently President and Chief Operating Officer, as President and Chief Executive Officer effective January 1, 2010.

Provided Mr. Shiely is re-elected as a director at the 2009 annual meeting of shareholders currently scheduled for October 21, 2009, Mr. Shiely intends to continue to serve as a director and Chairman of the Board until the 2010 annual meeting of shareholders. It is also expected that the Board of Directors will elect Mr. Teske as a director prior to Mr. Shiely’s retirement.

Mr. Teske, age 44, has served as President and Chief Operating Officer since September 1, 2008. Mr. Teske is also President of Briggs & Stratton Power Products Group, LLC. He previously served as Executive Vice President and Chief Operating Officer since September 2005, and as Senior Vice President and President – Briggs & Stratton Power Products Group, LLC from September 2003 until August 2005.

Mr. Shiely has been Chairman and Chief Executive Officer of the Corporation since September 2008, after serving as Chairman, Chief Executive Officer and President since January 2003. He previously served as President and Chief Executive Officer, President and Chief Operating Officer, Executive Vice President—Administration, and General Counsel. In addition, Mr. Shiely serves as a director and Chairman of the Board of the Corporation’s subsidiary Briggs & Stratton Power Products Group, LLC, and his retirement from those positions is expected to be effective December 31, 2009.

About Briggs & Stratton Corporation

Briggs & Stratton Corporation is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary, Briggs & Stratton Power Products Group, LLC, is North America’s No. 1 manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care equipment through its Simplicity®, Snapper®, Ferris® and Murray® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in more than 100 countries on six continents. For more information, visit www.briggsandstratton.com.